Exhibit 99.2

Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Evan Smith / Theresa Kelleher (212) 850-5600 wst@fd.com

WEST PHARMACEUTICAL SERVICES TO PRESENT AT UPCOMING CONFERENCES

LIONVILLE, PA, September 11, 2007 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced that management will be presenting at two upcoming conferences:

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The CL King 2007 Best Ideas Conference at the Omni Berkshire Place Hotel in New York City. The presentation is scheduled for 2:45pm on Tuesday, September 18, 2007. An audio webcast will also be available live at that time. The replay of the audio portion will be available within 24 hours after the actual presentation time and will be available until for 90 days.

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The 2007 UBS Global Life Sciences Conference at the Grand Hyatt New York in New York City. The presentation is scheduled for 9:30am on Wednesday, September 26, 2007. A live audio webcast and a copy of the presentation will also be available live at that time. The replay of the audio portion will be available within 3 hours after the actual presentation time and will be available for 30 days.

The audio webcasts and copies of the corporate presentation documents will be posted on the investor link of the Company’s website at www.westpharma.com.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world's premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West's customers include the world's leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.